Exhibit 8.3

[Form of Opinion of Appleby]

e-mail: abossin@applebyglobal.com direct dial: Tel 1 441 298 3536 Fax 1 441 298 3391 your ref: appleby ref: AB/dr/133026.3
GeoVera Insurance Holdings, Ltd. Canon’s Court 22 Victoria Street Hamilton HM12 Bermuda

[            ] 2007

Ladies and Gentlemen:

GeoVera Insurance Holdings, Ltd. (the “Company”)

In connection with the public offering on the date hereof of [            ] GeoVera Insurance Holdings, Ltd. shares of par value [            ] per share (the “GeoVera Shares”), pursuant to the registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Act”), originally filed by the Company with the Securities and Exchange Commission (the “Commission”) on March 26, 2007, as amended to date (the “Registration Statement”), you have requested our opinion concerning the statements in the Registration Statement under the caption “Material tax consequences – Bermuda tax considerations”.

The facts, as we understand them, and upon which with your permission we rely in rendering the opinion herein, are set forth in the Registration Statement.

In our capacity as Bermuda counsel to the Company, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation, or audit of the facts set forth in the above-referenced documents.

GeoVera Insurance Holdings, Ltd.

[            ], 2007

We are opining herein as to the effect on the subject transaction only and to the tax position in Bermuda and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Based on such facts and subject to the limitations set forth in the Registration Statement, the statements of law or legal conclusions in the Registration Statement under the caption “Material tax consequences – Bermuda tax considerations” constitute the opinion of Appleby as to the material tax consequences of an investment in the GeoVera Shares.

No opinion is expressed as to any matter not discussed herein.

This opinion is rendered to you as of the date of this letter, and we undertake no obligation to update this opinion subsequent to the date hereof. Any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Registration Statement. This opinion may not be relied upon by you for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions “Legal Matters” and “Material tax consequences – Bermuda tax considerations” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Yours faithfully

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